Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Maguire Properties, Inc.:

We consent to the incorporation by reference in the registration statement (No. 333-118826) on Form S-3 and the registration statement (No. 333-106622) on Form S-8, of Maguire Properties, Inc. of our reports dated March 1, 2007, with respect to the consolidated balance sheets of Maguire Properties, Inc. and subsidiaries as of December 31, 2006 and 2005, and the related consolidated statements of operations, stockholders’ equity and comprehensive income (loss), and cash flows of Maguire Properties, Inc. and subsidiaries for each of the years in the three-year period ended December 31, 2006, management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2006, and the effectiveness of internal control over financial reporting as of December 31, 2006, which reports appear in the December 31, 2006 annual report on Form 10-K of Maguire Properties, Inc.

Los Angeles, California
March 1, 2007